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                                                                    Exhibit 5(a)

                          [Letterhead of Avista Corp.]

December 11, 2006

Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202

Ladies and Gentlemen:

      I am a Senior Vice President, General Counsel & Chief Compliance Officer of Avista Corporation, a Washington corporation (the "Company"), and am acting as counsel to the Company in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of
(1) secured debt securities (the "Secured Debt Securities") under the Mortgage and Deed of Trust, dated as of June 1, 1939, as amended and supplemented (the "Mortgage"), from the Company to Citibank, N.A., as trustee, (2) unsecured debt securities (the "Unsecured Debt Securities", and, together with the Secured Debt Securities, the "Debt Securities") under the Indenture, dated as of April 1, 1998 (the "Indenture"), from the Company to The Bank of New York, as successor trustee, (3) shares of the Company's Preferred Stock, cumulative, no par value (the "New Preferred Shares"), (4) shares of the Company's common stock, no par value (the "New Common Shares"), to be issued and sold from time to time by the Company in one or more public offerings. The New Common Shares will be offered and issued together with the related preferred share purchase rights (the "New Rights") in accordance with the Rights Agreement, dated as of November 15, 1999 (the "Rights Agreement"), between the Company and The Bank of New York, as rights agent.

      I have examined (1) the Registration Statement, (2) the Company's Restated Articles of Incorporation, as amended, and By-Laws, (3) a Certificate of Existence/Authorization with respect to the Company issued by the Secretary of State of the State of Washington, (4) the Mortgage, (5) the Indenture, (6) the Rights Agreement, (7) orders of the Washington Utilities and Transportation Commission (the "WUTC"), the Idaho Public Utilities Commission (the "IPUC") and the Public Utility Commission of Oregon (the "OPUC") authorizing the issuance and sale by the Company of the New Common Shares, as well as the exemptive order of the Public Service Commission of the State of Montana disclaiming jurisdiction over the issuance of securities and the creation of liens by the Company and (8) various corporate records and other documents relating to the authorization of the issuance and sale by the Company of securities. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary in order to deliver this letter.

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Avista Corporation
December 11, 2006
Page 2

      On the basis of the foregoing, and subject to the qualifications hereinafter expressed, I am of the opinion that:

            (1) when (a) the WUTC, the IPUC and the OPUC have issued appropriate orders authorizing the issuance and sale by the Company of the Debt Securities and (b) the Debt Securities have been issued, sold and paid for as contemplated in the Registration Statement, the Debt Securities will be legally issued and will be binding obligations of the Company, except as limited by laws and principles of equity relating to or affecting generally the enforcement of mortgagees' and other creditors' rights including, without limitation, bankruptcy and insolvency laws (such laws and principles of equity being hereinafter called, collectively, the "Exceptions");

            (2) when (a) the WUTC, the IPUC and the OPUC have issued appropriate orders authorizing the issuance and sale by the Company of the New Preferred Shares and (b) the New Preferred Shares have been issued, sold and paid for as contemplated in the Registration Statement, the New Preferred Shares will be legally issued, fully paid and non-assessable; and

            (3) when the New Common Shares have been issued, sold and paid for as contemplated in the Registration Statement, the New Common Shares will be legally issued, fully paid and non-assessable and the New Rights will be legally issued and binding obligations, except as may be limited by the Exceptions.

      It is also my opinion that Section 23B.06.240 of the Washington Business Corporation Act permits Washington corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the New Rights. However, I am not aware of any court decisions applying Washington law that address the validity of actions taken by the board of directors of a Washington corporation in authorizing a shareholder rights plan or the issuance of rights thereunder.

      In my view, it is reasonable to assume, and I do assume, that a court applying the law of the State of Washington, when presented with questions concerning matters such as the authorization and issuance of the New Rights, after giving effect to the "business judgment rule" under Washington statutory and case law, most likely would look to and apply the corporation law of the State of Delaware for guidance and authority. Accordingly, my opinion relating to the legal issuance of the New Rights is based, in part, upon such assumption.

      For the purposes of the opinions expressed above, I have assumed that the Debt Securities, the New Preferred Shares, the New Common Shares and the New Rights will be issued and sold in compliance with the orders of the WUTC, the IPUC and the OPUC authorizing the issuance and sale by the Company of such securities and with the authorization of the Company's Board of Directors.

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Avista Corporation
December 11, 2006
Page 3

      I am a member of the Bar of the State of Washington. To the extent that the opinions expressed above relate to or are dependent upon matters governed by the law of the State of Idaho, Montana or Oregon, I have relied upon advice rendered to me by other counsel to the Company admitted to practice in such State whom I consider competent. In addition, to the extent that the opinions expressed above relate to or are dependent upon matters governed by the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005, I have relied upon the opinions expressed in the letter of even date herewith of Dewey Ballantine LLP, counsel to the Company, which is being filed as Exhibit 5(b) to the Registration Statement, and my opinions are subject to the same assumptions, limitations and qualifications with respect to such matters as are set forth in such letter. I do not herein express any opinion as to the law of the State of New York.

      Dewey Ballantine LLP is hereby authorized to rely upon the opinions expressed in this letter as to all matters governed by the law of the State of Washington, Idaho, Montana or Oregon.

      I hereby consent to the filing of this letter as Exhibit 5(a) to the Registration Statement and to the references to me, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/  Marian M. Durkin
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Marian M. Durkin
Senior Vice President, General Counsel
& Chief Compliance Officer